Exhibit 10.1

Consulting Agreement

This Consulting Agreement (the "Agreement") states the terms and conditions that govern the contractual agreement between Marina Konstantinova (the "Consultant"), and Orion Bliss Corp. (the "Company") who agrees to be bound by this Agreement.

WHEREAS, the Consultant offers services which include managing the overall operations of the Company required by COMPANY NAME.

WHEREAS, the Client is in need of assistance in the business support area, according to the terms and conditions herein.

NOW, THEREFORE, In consideration of the mutual covenants and promises made by the parties hereto, the Consultant and the Client covenant and agree as follows:

1. Term

This Agreement shall begin on April 1, 2021 and continue for 24 months.

2. Consulting Services

The Consultant agrees that it shall provide its expertise to the Client for all things pertaining to business support area (the "Consulting Services").

3. Compensation

In consideration for the Consulting Services, the Client shall pay the Consultant $1,000 per month.

4. Intellectual Property Rights

The Parties acknowledge and agree that the Client will hold all intellectual property rights in any work product resulting from the Consulting Services including, but not limited to, copyright and trademark rights. The Consultant agrees not to claim any such ownership in such work product's intellectual property.

5. Confidentiality

The Consultant shall not disclose to any third party any details regarding the Client's business, including, without limitation any information regarding any of the Client's customer information, business plans, or price points (the "Confidential Information"), (ii) make copies of any Confidential Information or any content based on the concepts contained within the Confidential Information for personal use or for distribution unless requested to do so by the Client, or (iii) use Confidential Information other than solely for the benefit of the Client.

6. Noncompetition

During the term of this Agreement and for 12 months thereafter, the Consultant shall not engage, directly or indirectly, as an employee, officer, manager, partner, manager, consultant, agent, o

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7. Nonsolicitation of Customers

During the term of this Agreement and for 12 months thereafter, the Consultant will not, directly or indirectly, solicit or attempt to solicit any business from any of the Company's clients, prospects, employees or contractors.

8. Nonsolicitation of Employees

During the term of this Agreement and for 12 months thereafter, the Consultant will not, directly or indirectly, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any of the Company's employees, or contractors for work at another company.

9. No Modification Unless in Writing

No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

10. Applicable Law

This Consulting Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of Nevada.

WHEREFORE the parties have executed this Agreement as of the date first written above

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Marina Konstantinova (the "Consultant")

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Orion Bliss Corp. (the "Company")

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